UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 21, 2023
KONTOOR BRANDS, INC.

(Exact name of registrant as specified in charter)

North Carolina	001-38854	83-2680248
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
400 N. Elm Street
Greensboro, North Carolina 27401
(Address of principal executive offices)
(336) 332-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, no par value	KTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 21, 2023, the Board of Directors of Kontoor Brands, Inc. (the “Company”) announced Joseph A. Alkire as Executive Vice President and Chief Financial Officer effective August 31, 2023. Mr. Alkire will succeed Rustin Welton, who will be transitioning out of his current role of Executive Vice President and Chief Financial Officer effective August 31, 2023, and will serve in an advisory role for a transition period.
Mr. Alkire, age 43, most recently served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer at BrüMate Inc., a high-growth private equity backed consumer products company from November 2021 to August 2023.
From July 2010 to July 2021, Mr. Alkire held various finance positions at VF Corporation, an active-lifestyle company with a portfolio of outdoor, active, workwear and streetwear brands, including as Vice President, Corporate Development, Treasury, Investor Relations; Vice President, Financial Planning & Analysis, Investor Relations; and Vice President, Financial Planning & Analysis. Prior to VF Corporation, he was an equity research associate at William Blair & Company, LLC and started his career at PricewaterhouseCoopers, LLP and RSM McGladrey. Mr. Alkire holds a Master of Business Administration from The University of Chicago, Booth School of Business and a Bachelor of Science in Business from Indiana University, Kelley School of Business.
Mr. Alkire’s annual base salary will be $700,000, his annual target short-term incentive award opportunity will be equal to 75% of his base salary and his annual target long-term incentive award opportunity will be equal to $1,275,000. For 2023, his short-term and long-term incentive award opportunities will be prorated. In addition, Mr. Alkire will receive a one-time sign-on equity award of approximately $1,600,000 (calculated based on a 30-day stock price average to determine the number of shares granted) comprised of 60% performance-based restricted stock units and 40% time-based restricted stock units. The performance-based restricted stock units will vest at the end of the fiscal 2025 performance period and the time-based restricted stock units will vest over a two-year period; 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. Mr. Alkire will also receive a one-time cash sign-on bonus in the amount of $200,000. The Company will provide Mr. Alkire with perquisites on terms substantially similar to those that apply for other executive officers of the Company, including relocation services and benefits consistent with the Company’s relocation policy. While employed by the Company, Mr. Alkire will be eligible to participate in the Company’s health, welfare and other benefits arrangements and programs available to the Company’s employees generally, in accordance with their terms.
There are no family relationships between Mr. Alkire and any director or executive officer of the Company, and there are no transactions between Mr. Alkire and the Company that would be required to be reported under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
A copy of the Company’s press release announcing the retirement of Mr. Welton and the appointment of Mr. Alkire is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Kontoor Brands, Inc., dated August 21, 2023.
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONTOOR BRANDS, INC.
Date: August 21, 2023	By:	/s/ Thomas L. Doerr, Jr.
	Name:	Thomas L. Doerr, Jr.
	Title:	Executive Vice President, General Counsel & Secretary